       As filed with the Securities and Exchange Commission on December 12, 2001
                                          Commission File No. 333-_______
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              MATRIX BANCORP, INC.
             (Exact name of registrant as specified in its charter)

       Colorado                                         84-1233716
(State of Incorporation)                    (I.R.S. Employer Identification No.)

  1380 Lawrence Street, Suite 1410
         Denver, Colorado                                     80204
(Address of Principal Executive Offices)                    (Zip Code)

            AMENDED AND RESTATED EXECUTIVE DEFERRED COMPENSATION PLAN

                            (Full title of the plan)

                                              with a copy to:
Guy A. Gibson, President and CEO              H. Dale Dixon III
Matrix Bancorp, Inc.                          Blackwell Sanders Peper Martin LLP
1380 Lawrence Street, Suite 1410              13710 FNB Parkway, Suite 200
Denver, Colorado  80204                       Omaha, Nebraska 68154
(303) 595-9898                                (402) 964-5000

 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

------------------------- -------------------- -------------------------- ------------------------ ---------------------
                                                   Proposed Maximum          Proposed Maximum           Amount of
 Title of Securities to      Amount to be         Offering Price Per        Aggregate Offering       Registration Fee
     be Registered            Registered                 Share                     Price
------------------------- -------------------- -------------------------- ------------------------ ---------------------
Deferred Compensation      $1,734,565.80(2)             100%(2)              $1,734,565.80(2)            $457.93
Obligations (1)
------------------------- -------------------- -------------------------- ------------------------ ---------------------
Common Stock (3)            100,000 Shares            $10.375(4)            $1,037,500(4)            $259.38
------------------------- -------------------- -------------------------- ------------------------ ---------------------

(1)      The Deferred Compensation Obligations are unsecured obligations of
         Matrix Bancorp, Inc. to pay deferred compensation in the future to participating members of a select group of management and highly compensated employees in accordance with the terms and conditions of the Matrix Bancorp, Inc. Amended and Restated Executive Deferred
         Compensation Plan. The Deferred Compensation Obligations to be issued pursuant to the Amended and Restated Executive Deferred Compensation
         Plan (the "Amended Plan") represent solely $1,734,565.80 principal amount of Deferred Compensation Obligations (the "Carried Forward
         Obligations") previously registered for offer or sale under the
         Registrant's Executive Deferred Obligation Plan (the "Initial Plan").
         The Registrant registered the Carried Forward Obligations on Form S-8 filed on December 8, 2000 (File No. 333-51516) and the Registrant paid a total fee of $528.00, of which $457.93 related to the unissued
         Carried Forward Obligations. Pursuant to Interpretation 89 under
         Section G of the Manual of Publicly Available Telephone Interpretations
         of the Division of Corporation Finance of the Securities and Exchange
         Commission (July 1997) and Instruction E to the General Instructions to
         Form

         S-8, the Registrant has carried forward the registration fee for the Carried Forward Obligations. The Registrant is filing a
         Post-Effective Amendment No. 1 to the Registration Statement on Form
         S-8 (File No. 333-51516), to deregister the unissued Deferred
         Compensation Obligations pursuant to the Initial Plan.

(2)      Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h).

(3)      The Registrant is registering shares of its Common Stock, $.0001 par value per share (the "Common Stock"), which are issuable in accordance with the terms of the Amended Plan. Pursuant to Rule 416, this
         Registration Statement is deemed to include additional shares of Common
         Stock issuable under the terms of the Amended Plan to prevent dilution resulting from any future stock split, stock dividend or similar transaction.

(4)      Price estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933. On
         December 11, 2001, the average of the highest and lowest selling price per share of the Common Stock on the National Market System of The
         Nasdaq Stock Market, Inc. was $10.375.
--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document containing the information about the Matrix Bancorp, Inc.
Amended and Restated Executive Deferred Compensation Plan (the "Amended Plan")
specified in Part I of Form S-8 will be sent or given to eligible employees as specified by Rule 428(b)(1) promulgated by the Securities and Exchange
Commission (the "Commission"). Such document and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a)
of the Securities Act of 1933. All such documents will be dated and maintained in a "prospectus file" meeting the requirements of Rule 428(a) and will contain in a conspicuous place the legend required by Rule 428(b)(1).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

         The following documents filed with the Commission by Matrix Bancorp,
Inc. (the "Registrant") are incorporated in this Registration Statement by reference:

     1.   The Registrant's Annual Report on Form 10-K for the fiscal year ended
          December 31, 2000;

     2.   The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;
          and

     3.   The Registrant's Current Reports on Form 8-K dated March 14, 2001,
          March 30, 2001 and April 20, 2001 and the Registrant's Form 8-K/A
          dated May 4, 2001.

     4.   The description of the Common Stock, par value $0.0001 per share, of the Registrant set forth in the Registration Statement on Form 8-A, dated August 20, 1996.

         All documents subsequently filed by the Registrant pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by this reference and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

         The Amended Plan amends and restates the terms of the Registrant's
Executive Deferred Compensation Plan, effective as of January 1, 2001. The
Amended Plan provides a select group of management or highly compensated employees ("Eligible Persons") of the Registrant and certain of its subsidiaries with the opportunity to defer the receipt of certain pre-tax cash compensation.
The following persons are Eligible Persons under the Amended Plan: (1) any employee earning annual compensation of at least $120,000; (2) a director or advisory director of the Registrant; (3) any other person selected by the
Registrant's board of directors. The obligations of the Registrant under the
Amended Plan (the "Deferred Compensation Obligations") will be general unsecured obligations of the Registrant to pay deferred compensation in the future to participating Eligible Persons ("Participants") in accordance with the terms of the Amended Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The
Deferred Compensation Obligations will be denominated and payable in United
States Dollars.

         The amount of compensation to be deferred by each Participant will be determined in accordance with the Amended Plan based on elections by the
Participants. Each Deferred Compensation Obligation will be payable either on a date or dates selected by the Participant or upon the Participant's date of termination, retirement, death or disability in accordance with the terms of the
Amended Plan. Each Participant's account (the "Participant's Account"), which account will consist of the value of any amounts the Participant elects to defer, any matching contribution made by the Registrant and any income debited or credited thereto, shall be credited (or debited) with investment gains (or losses) corresponding to investment equivalents established by the administrator of the Amended Plan and selected by the Participant. Investment equivalents available from time to time under the Amended Plan, which may include the Common
Stock of the Registrant, will be separately communicated to the Participants in the administrator of the Amended Plan's discretion. Such investment equivalents may vary from Participant to Participant and from contribution source to contribution source. The Deferred Compensation Obligations are not convertible into any other security of the Registrant.

         In its discretion, the Registrant may make matching contributions for each Participant who elects to defer compensation under the Amended Plan. The amount of any matching contribution will be determined by the Registrant's board of directors. The Registrant's board of directors may also designate any matching contribution to be considered a matching stock contribution, in which case such contribution will be deemed invested solely in shares of Common Stock of the Registrant and the Participant will not have the ability to redirect such amounts in other investment equivalents. Each Participant's Account will be credited with any cash dividends and other distribution of securities or property attributable to shares of Common Stock of the Registrant at the same time and in the same manner such dividends or distribution would have been paid if such Participant's Account was actually invested in Common Stock. Any matching contribution will vest in equal annual installments over a five-year period.

         All amounts payable under the Amended Plan shall be paid in the form of cash; except that any amounts attributable to matching stock contributions will be paid exclusively in whole shares of Common Stock of the Registrant.

         If a Participant's employment or services with the Registrant or its subsidiaries terminate as a result of retirement, the Deferred Compensation
Obligations will be paid as soon as administratively practicable in the form specified in the Participant's Deferral Enrollment Agreement. If a Participant's
employment or services terminate because of a change in control of the
Registrant, the Deferred Compensation Obligations will be paid in a single lump sum as soon as administratively practicable following such change in control, unless the surviving company elects to assume the Amended Plan, in which case no early distribution will occur. If a Participant's employment or services terminate for any other reason, including the Participant's disability, the
Deferred Compensation Obligations will be paid in a single lump sum within 60 days after the end of the year in which the termination occurs.

         The Registrant has established a "rabbi trust" pursuant to an Amended and Restated Trust Agreement under which the Registrant will act as trustee. The
Amended and Restated Trust Agreement authorizes the Registrant to make contributions to the trust for the purpose of assisting the Registrant in meeting its obligations under the Amended Plan. The assets of the trust are currently expected to be invested in mutual funds, but may be invested in other assets, including Registrant Common Stock, at the discretion of the administrator of the Amended Plan. Although the assets of the trust are intended to be used for the exclusive purpose of paying the Deferred Compensation
Obligations under the Amended Plan, the assets remain subject to the claims of the Registrant's general creditors. Consequently, Participants do not have any ownership interest in the assets of the trust.

         No amount payable or deliverable under the Amended Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, voluntary or involuntary (except pursuant to a divorce decree or order).
Any attempt to dispose of any rights to benefits payable under the Amended Plan will be void.

         The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment date selected by the
Participants. A Participant may elect to receive an early distribution of his or her entire Amended Plan account balances in a single lump sum; however, 25% of the Participant's vested balance in any matching contributions will be forfeited to the Registrant upon such a withdrawal, and the Participant will not be eligible to participate in the Amended Plan for 24 months in the future.

         The total amount of the Deferred Compensation Obligations are not determinable because the amount will vary depending upon the level of participation by Eligible Employees and the amounts of their salaries, bonuses or fees. The Amended Plan does not have a specified termination date.

         The Amended Plan may be amended and/or terminated at any time by the
Registrant's board of directors. However, no amendment or termination may adversely affect any Participant's right with respect to amounts that have accrued to his account.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Amended and Restated Articles of Incorporation of the Registrant,
together with its Bylaws, provide that the Registrant shall indemnify officers and directors, and may indemnify its other officers and agents, to the fullest extent permitted by law. The laws of the State of Colorado permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or who have been party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

         The Registrant has also adopted provisions in its Amended and Restated
Articles of Incorporation that limit the liability of its directors to the fullest extent permitted by the laws of the State of Colorado. Under the
Registrant's Articles of Incorporation, as permitted by the laws of the State of
Colorado, a director is not liable to the Registrant or its shareholders for damages for a breach of fiduciary duty. Such limitation of liability does not affect liability for (i) breach of the director's duty of loyalty; (ii) knowing violation of the law; (iii) any transaction from which the director directly or indirectly derived an improper personal benefit; or (iv) the payment of an unlawful distribution.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits

         The following exhibits are filed herewith or are incorporated by reference from documents filed by the Registrant with the Commission.

          4.1  * Matrix Bancorp, Inc. Amended and Restated Executive Deferred
               Compensation Plan

          4.2  Amended and Restated Trust Agreement, dated May 11, 2001, between
               Matrix Bancorp, Inc. and Matrix Bancorp, Inc. as Trustee.

          5.1  Opinion of Blackwell Sanders Peper Martin LLP.

          23.1 Consent of Ernst & Young LLP

          23.2 Consent of Blackwell Sanders Peper Martin LLP (see Exhibit 5.1)

         *Incorporated by reference to the Registrant's quarterly report on Form
         10-Q for the quarterly period ended June 30, 2001.

Item 9. Undertakings

The Registrant hereby undertakes:

        (a)

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3)
               of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement
               (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
               Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20%
               change in the maximum aggregate offering price set forth in the
               "Calculation of Registration Fee" table in the effective
               registration statement; and

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the
               registration statement or any material change to such information in the registration statement;

                    PROVIDED, HOWEVER, That paragraphs (a)(1)(i) and (a)(1)(ii)
               of this item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the
               Commission by the Registrant pursuant to section 13 or section
               15(d) of the Exchange Act, that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the
Registrant's annual report pursuant to section 13(a) or section 15(d) of the
Exchange Act (and, where applicable, each filing of an

employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the
Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the
Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of
1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 15, 2001

                                          MATRIX BANCORP, INC.

                                          By: /s/ Guy A. Gibson
                                             -----------------------------------
                                             Guy A. Gibson, President and
                                             Chief Executive Officer

                                Power of Attorney

         We, the undersigned directors and officers of Matrix Bancorp, Inc., do hereby constitute and appoint Guy A. Gibson, David W. Kloos and T. Allen
McConnell, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and any additional registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the
Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                        Positions                                            Date
----                                        ---------                                            ----

/s/ Guy A. Gibson                           President, Chief Executive Officer           November 15, 2001
Guy A. Gibson                               and Director

/s/ Richard V. Schmitz                      Chairman of the Board                        November 15, 2001
Richard V. Schmitz

/s/ D. Mark Spencer                         Vice Chairman and Director                   November 15_, 2001
D. Mark Spencer

/s/ David W. Kloos                          Senior Vice President, Chief                 November 15, 2001
David W. Kloos                              Financial Officer and Director
                                            (Principal Financial and
                                             Accounting Officer)

/s/ Robert T. Slezak                        Director                                     November 15, 2001
Robert T. Slezak

/s/ Lester Ravitz                           Director                                     November 15, 2001
Lester Ravitz

/s/ David A. Frank                          Director                                     November 15, 2001
David A. Frank

                                       10

/s/ Mark L. Korell                          Director                                     November 15, 2001
Mark L. Korell

                                       11

                                  Exhibit Index

Exhibit Number       Description
--------------       -----------

4.2                  Amended and Restated Trust Agreement, dated May 11, 2001,
                     between Matrix Bancorp, Inc. and Matrix Bancorp, Inc.,
                     as trustee.

5.1                  Opinion of Blackwell Sanders Peper Martin LLP.

23.1                 Consent of Ernst & Young LLP